EXHIBIT 99.1

PART I

Item 1. Business
General
Verizon Communications Inc. (Verizon or the Company) is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and government entities. With a presence around the world, we offer voice, data and video services and solutions on our networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. Formerly known as Bell Atlantic Corporation (Bell Atlantic), we were incorporated in 1983 under the laws of the State of Delaware. We began doing business as Verizon on June 30, 2000 following our merger with GTE Corporation. We have a highly diverse workforce of approximately 144,500 employees as of December 31, 2018.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036 (telephone number 212-395-1000).

In November 2018, we announced a strategic reorganization of our business. Under the new structure, effective April 1, 2019, there are two reportable segments that we operate and manage as strategic business units —Verizon Consumer Group (Consumer) and Verizon Business Group (Business). In conjunction with the new reporting structure, we recast our segment disclosures for all periods presented.

Verizon Consumer Group
Our Consumer segment provides consumer-focused wireless and wireline communications services and products. Our wireless services are provided across one of the most extensive wireless networks in the United States (U.S.) under the Verizon Wireless brand and through wholesale and other arrangements. Our wireline services are provided in nine states in the Mid-Atlantic and Northeastern U.S., as well as Washington D.C., over our 100% fiber-optic network under the Fios brand and over a traditional copper-based network to customers who are not served by Fios. In 2018, the Consumer segment’s revenues were $89.8 billion, representing approximately 69% of Verizon’s consolidated revenues. As of December 31, 2018, Consumer had approximately 95 million wireless retail connections, 6 million broadband connections and 4 million Fios video connections.

Verizon Business Group
Our Business segment provides wireless and wireline communications services and products, video and data services, corporate networking solutions, security and managed network services, local and long distance voice services and network access to deliver various Internet of Things (IoT) services and products. We provide these products and services to businesses, government customers and wireless and wireline carriers across the U.S. and select products and services to customers around the world. In 2018, the Business segment's revenues were $31.5 billion, representing approximately 24% of Verizon’s consolidated revenues. As of December 31, 2018, Business had approximately 23 million wireless retail postpaid connections and 501 thousand broadband connections.

Additional discussion of our reportable segments is included in Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview" and - "Segment Results of Operations" and in Note 13 to the consolidated financial statements of Verizon Communications Inc. and Subsidiaries filed herewith.

Service and Product Offerings
Our Consumer segment's wireless and wireline products and services are available to our retail customers, as well as resellers that purchase wireless network access from us on a wholesale basis. Our Business segment’s wireless and wireline products and services are organized by the primary customer groups targeted by these offerings: Global Enterprise; Small and Medium Business; Public Sector and Other; and Wholesale.

Wireless
We offer wireless services and equipment to customers of both Consumer and Business.

Wireless Services
Our Consumer and Business segments provide a wide variety of wireless services accessible on a broad range of devices. Customers can obtain our wireless services on a postpaid or prepaid basis. Retail (non-wholesale) postpaid accounts primarily represent retail customers that are directly served and managed by Verizon and use Verizon Wireless branded services. A single account may include monthly wireless services for a variety of connected devices. A retail postpaid connection represents an individual line of service for a wireless device for which a customer is generally billed one month in advance for a monthly access charge in return for access to and usage of network services. Our prepaid service is offered only to Consumer customers and enables individuals to obtain wireless services without credit verification by paying for all services in advance. Approximately 95% of our Consumer retail connections were postpaid connections as of December 31, 2018.

We offer various postpaid and prepaid service plans tailored to the needs of our customers. Depending on those needs at a particular time, our plans may include features related to, among other things: unlimited or metered domestic or international voice, data, and texting; the ability to share data allowances and/or use data allowances in different periods; high definition voice and video features; the ability to use a device as a Wi-Fi hotspot; and varying data rates depending on the plan and usage on that plan. Our service offerings vary from time to time based on customer needs, technology changes and market conditions and may be provided as standard plans or as part of limited time promotional offers.

Access to the Internet is available on all smartphones and nearly all basic phones. In addition, our customers can access the Internet at broadband speeds on notebook computers and tablets that are either wireless-enabled or that are used in conjunction with separate dedicated devices that provide a mobile Wi-Fi connection.

As of January 2017, we no longer offer Consumer customers new fixed-term, subsidized service plans for phones; however, we continue to offer subsidized plans to our Business customers. We also continue to service existing fixed-term subsidized plans for Consumer customers who have not yet purchased and activated devices under the Verizon device payment program.

Wireless Equipment
Consumer and Business offer several categories of wireless equipment to customers, including a variety of smartphone and other handsets, wireless-enabled Internet devices, such as tablets, laptop computers and netbooks, and other wireless-enabled connected devices, such as smart watches and other wearables. In certain cases, we permit customers to acquire equipment from us using device payment plans, which permit the customer to pay for the device in installments over time.
Verizon Consumer Group
In addition to the wireless services and equipment discussed above, Consumer sells residential fixed connectivity solutions, including Internet, video and voice services, and wireless network access to resellers on a wholesale basis.

Residential Fixed Services. We provide residential fixed connectivity solutions to customers over our 100% fiber-optic network under the Fios brand, and over a traditional copper-based network to customers who are not served by Fios. We have also started to provide residential connectivity using our Ultra Wideband 5G fixed wireless service, which we launched in four cities as of December 31, 2018.

We offer residential fixed services tailored to the needs of our customers. Depending on those needs at a particular time, our services may include features related to, among other things: Internet access at different speed tiers using fiber-optic, copper or wireless technology; video services that may feature a variety of channel options, video on demand products, cloud-based services and digital video recording capabilities; over-the-top video services; and voice services.

Network Access Services. We sell network access to mobile virtual network operators (MVNOs) on a wholesale basis, who in turn resell such wireless service under their own brand(s) to consumers.

Verizon Business Group
In addition to the wireless services and equipment discussed above, our Business segment provides communications products and enhanced services, including video and data services, corporate networking solutions, security and managed network services, local and long distance voice services and network access to deliver various Internet of Things products and services.

Global Enterprise
The Global Enterprise group offers services to large businesses, which are identified based on their size and volume of business with Verizon, as well as non-U.S. public sector customers. In 2018, Global Enterprise revenues were $11.2 billion, representing approximately 36% of Business’s total revenues.

Global Enterprise offers a broad portfolio of connectivity, security and professional services designed to enable our customers to optimize their business operations, mitigate business risks and capitalize on data. These services include the following:

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Network Services. We offer a portfolio of network connectivity products to help our customers connect with their employees, partners, vendors, and customers. These products include private networking services, virtual and software defined networking services, and Internet access services.

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Advanced Communications Services. We offer a suite of services to our customers to help them communicate with their employees, partners, vendors, constituents and customers. These products include Internet Protocol (IP)-based voice services, unified communications and collaboration tools and customer contact center solutions.

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Security services. We offer a suite of management and data security services that help our customers protect, detect and respond to security threats to their networks, data, applications and infrastructure.

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Core services. We provide a portfolio of domestic and global voice and data solutions utilizing traditional telecommunications technology, including voice calling, messaging services, conferencing, contact center solutions and private line and data access networks. Core services also include the provision of customer premises equipment, and installation, maintenance and site services.

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IoT services. IoT services provide the network access required to deliver various IoT products and services. We work with various companies that purchase network access from us to connect their Open Development-certified devices, bundled together with their own solutions, which they sell to end users. We are building IoT capabilities by leveraging business models that monetize usage on our networks at the connectivity, platform and solution layers.

Small and Medium Business
The Small and Medium Business group offers wireless services and equipment, tailored voice and networking products, Fios services, IP Networking, advanced voice solutions, security, and managed information technology (IT) services to our U.S.-based customers that do not meet the requirements to be categorized as Global Enterprise. In 2018, Small and Medium Business revenues were $10.8 billion, representing approximately 34% of Business’s total revenues.

In addition to the wireless services and equipment discussed above, the Small and Medium Business group provides fixed connectivity solutions comparable to the Residential Fixed Services provided by Consumer, as well as business services and connectivity similar to the products and services offered by the Global Enterprise group, in each case with features and pricing designed to address the needs of small and medium businesses.

Public Sector and Other
The Public Sector and Other group offers wireless products and services, as well as wireline connectivity solutions, to U.S. federal, state and local governments and educational institutions. These services include the services offered by Consumer discussed above and business services and connectivity similar to the products and services offered by the Global Enterprise group, in each case, with features and pricing designed to address the needs of governments and educational institutions. In 2018, Public Sector and Other revenues were $5.8 billion, representing approximately 18% of Business’s total revenues.

Public Sector and Other also includes Verizon Connect’s solutions, which support fleet tracking management, compliance management, field service management, asset tracking and other types of mobile resource management.

Wholesale
The Wholesale group offers wireline communications services including data, voice, local dial tone and broadband services primarily to local, long distance, and wireless carriers that use our facilities to provide services to their customers. In 2018, Wholesale revenues were $3.7 billion, representing approximately 12% of Business’s total revenues. A portion of Wholesale revenues are generated by a few large telecommunications companies, most of which compete directly with us. Wholesale's services include:

•	Data services. We offer a portfolio of data services with varying speeds and options to enhance our wholesale customers’ networks and provide connections to their end-users and subscribers.

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Voice services. We provide switched access services that allow carriers to complete their end-user calls that originate or terminate within our territory. In addition, we provide originating and terminating voice services throughout the U.S. and globally utilizing our TDM and VoIP networks.

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Local services. We offer an array of local dial tone and broadband services to competitive local exchange carriers, some of which are offered to comply with telecommunications regulations. In addition, we offer services such as colocation, resale and unbundled network elements in compliance with applicable regulations.

Distribution
We use a combination of direct, indirect and alternative distribution channels to market and distribute our products and services to Consumer customers.

Our direct channel, including our company-operated stores, is a core component of our distribution strategy. Our sales and service centers also represent a significant distribution channel for our services.

Our indirect/digital partners channel includes agents that sell our wireless and wireline products and services at retail locations throughout the U.S., as well as through the Internet. The majority of these sales are made under exclusive selling arrangements with us. We also have relationships with high-profile national retailers that sell our wireless and wireline products and services, as well as convenience store chains that sell our wireless prepaid products and services.

Our Business segment has additional distribution channels that include business solution fulfillment provided by resellers, non-stocked device fulfillment performed by distributors and integrated mobility services provided by system integrators and resellers.

Competition and Related Trends
The telecommunications industry is highly competitive. We expect competition to intensify further with traditional and non-traditional participants seeking increased market share.

With respect to our wireless connectivity products and services, we compete against other national wireless service providers, including AT&T Inc., Sprint Corporation and T-Mobile USA, Inc., as well as various regional wireless service providers. We also compete for retail activations with resellers that buy bulk wholesale service from wireless service providers for resale, including resellers that buy from us. Competition remains intense as a result of high rates of smartphone penetration in the wireless market, increased network investment by our competitors, the development and deployment of new technologies, the introduction of new products and services, offerings that include additional premium content, new market entrants, the availability of additional licensed and unlicensed spectrum, and regulatory changes. Competition may also increase as smaller, stand-alone wireless service providers merge or transfer licenses to larger, better capitalized wireless service providers and as MVNOs resell wireless communication services.

We also face competition from other communications and technology companies seeking to increase their brand recognition and capture customer revenue with respect to the provision of wireless products and services, in addition to non-traditional offerings in mobile data. For example, Microsoft Corporation, Alphabet Inc., Apple Inc. and others are offering alternative means for making wireless voice calls that, in certain cases, can be used in lieu of the wireless provider’s voice service, as well as alternative means of accessing video content.

With respect to our wireline connectivity services, we compete against cable companies, wireless service providers, domestic and foreign telecommunications providers, satellite television companies, Internet service providers, over-the-top (OTT) providers and other companies that offer network services and managed enterprise solutions. Cable operators have increased the size and capacity of their networks in order to deliver digital products and services. We continue to market competitive bundled offerings that include Fios Internet, video and voice services. Several major cable operators also offer bundles with wireless services through strategic relationships. Customers have more choices for obtaining video content from various online services. We expect the market will continue to shift from traditional linear video to OTT offerings. We expect customer migration from traditional voice services to wireless services to continue as a growing number of customers place greater value on mobility and wireless companies position their services as a landline alternative. We also face increasing competition from cable operators and other providers of VoIP services, as well as Internet portal providers.

We believe that the following are the most important competitive factors and trends in the telecommunications industry:

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Network reliability, speed and coverage. We consider networks that consistently provide high-quality, fast and reliable service to be a key differentiator in the market and driver of customer satisfaction. Lower prices, improved service quality and new service offerings, which in many cases include video content, have led to increased customer usage of connectivity services. We and other network-based providers must ensure that our networks can meet these increasing capacity usage requirements and offer highly reliable national coverage.

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Pricing. With respect to wireless services and equipment, pricing plays an important role in the wireless competitive landscape. As the demand for wireless services continues to grow, wireless service providers are offering a range of service plans at competitive prices. Many wireless service providers also bundle wireless service offerings with other products and offer promotional pricing and incentives, some of which may be targeted specifically to customers of Verizon Wireless. We and other wireless service providers, as well as equipment manufacturers, offer device payment options, which provide customers with the ability to pay for their device over a period of time, and some providers offer device leasing arrangements. In addition, aggressive device promotions have become more common in an effort to gain a greater share of subscribers interested in changing carriers. With respect to wireline services, pricing is used by competitors to capture market share from incumbents, and it is a significant factor as non-traditional modes of providing communication services emerge and new entrants compete for customers. For example, VoIP and portal-based voice and video calling is often free or nearly free to customers and is often supported by advertising revenues.

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Customer service. We believe that high-quality customer service is a key factor in retaining customers and attracting new customers, including those of other providers. Our customer service, retention and satisfaction programs are based on providing customers with convenient and easy-to-use products and services and focusing on their needs in order to promote long-term relationships and minimize churn. The Verizon Up program, for example, was launched to promote long-term relationships with our Consumer customers. The program offers a variety of rewards to customers in exchange for points they earn in connection with their account-related transactions.

Customer service is very important to our Business customers. We provide Global Enterprise and Public Sector and Other customers with ready access to their system and performance information, and we conduct proactive testing of our networks to identify issues before they affect our customers. We service our Small and Medium Business customers through service representatives and online support, as well as through store-based representatives for small business customers. For Wholesale customers, we pursue service improvement through continued system automation initiatives.

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Product differentiation. Customer and revenue growth are increasingly dependent on the development of new and enhanced products and services, as the delivery of new and innovative products and services has been accelerating. Customers are shifting their focus from access to applications and are seeking ways to leverage their broadband, video and wireless connections. To compete effectively, providers need to continuously review, improve and refine their product portfolio and develop and rapidly deploy new products and services tailored to the needs of customers. We continue to pursue the development and rapid deployment of new and innovative products and services, both independently and in collaboration with application providers, content providers and device manufacturers. Features such as wireless and wireline inter-operability are becoming increasingly important, driven by both customer demand and technological advancement.

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Sales and distribution. A key to achieving sales success in the consumer and small and medium business sectors of the wireless industry is the reach and quality of sales channels and distribution points. We seek to optimally vary distribution channels among our company-operated stores selling wireless products and services, outside sales teams and telemarketing, web-based sales and fulfillment capabilities, our extensive indirect distribution network of retail outlets and our sale of wireless service to resellers, which resell wireless services to their end-users.

In addition to these competitive factors and trends, companies with a global presence are increasingly competing with us in our Business segment. A relatively small number of telecommunications and integrated service providers with global operations serve customers in the global enterprise market and, to a lesser extent, the global wholesale market. We compete with these providers for large contracts to provide integrated services to global enterprises. Many of these companies have strong market presence, brand recognition and existing customer relationships, all of which contribute to intensifying competition that may affect our future revenue growth.

In the Global Enterprise and Public Sector and Other markets, competition remains high, primarily as a result of increased industry focus on technology convergence. We compete in this area with system integrators, carriers, and hardware and software providers. In addition, some of the largest information technology services companies are making strategic acquisitions, divesting non-strategic assets and forging new alliances to improve their cost structure. Many new alliances and acquisitions have focused on emerging fields, such as cloud computing, software delivery, communication applications and other computing tasks via networks, rather than by the use of in-house machines.

In the Small and Medium Business market, customer purchasing behaviors and preferences continue to evolve. Solution speed and simplicity with user interfaces that have a consumer-like "look and feel" are becoming key differentiators for customers who are seeking full life-cycle offers that simplify the process of starting, running and growing their businesses. Several major cable operators also offer bundles with wireless services through strategic relationships.

Our Wholesale group competes with traditional carriers for long-haul, voice and IP services. In addition, mobile video and data needs are driving a greater need for wireless backhaul. Network providers, cable companies and niche players are competitors for this business opportunity.

Verizon Media
Our media business, Verizon Media Group (Verizon Media), which operated under the "Oath" brand until January 2019, includes diverse media and technology brands that serve both consumers and businesses. Verizon Media provides consumers with owned and operated search properties and finance, news, sports and entertainment offerings, and provides other businesses and partners access to consumers through digital advertising platforms. In 2018, Verizon Media's revenues were $7.7 billion.

Verizon Media Products and Solutions
Ad Platform
Our Verizon Media Ad Platform provides advertisers with a simplified suite of intelligent advertising, video and broadcast publishing solutions across desktop, mobile and television devices. Verizon Media's business is comprised primarily of search advertising, display advertising, Ecommerce and subscriptions.

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Search platforms. Our search properties serve as a guide for users to discover information on the Internet. Verizon Media serves click-based search advertisements generated by proprietary algorithmic technology, as well as advertisements from partners. Verizon Media provides the underlying search products that facilitate user searches within Verizon Media and third-party partner properties.

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Display advertising. Display advertising is made up of both graphical and performance-based advertising and takes the form of impression-based contracts, time-based contracts and performance-based contracts. Verizon Media display ads leverage proprietary data signals to identify and engage users on Verizon Media properties and across the web. Through Verizon Media Ad Platform, we provide customers the ability to buy advertising inventory, measure campaigns across screens and advertising formats using self-serve technology or our managed services.

•	Ecommerce. Our Ecommerce offering includes Business-to-Consumer, Business-to-Business-to-Consumer and Consumer-to-Consumer business models to serve our customers.

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Subscription memberships. Our paid subscription offerings include premium content and services across our mail, news, finance and sports properties, privacy and security solutions and computer protection.

Verizon Digital Media Services
As the digital platform reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms. Verizon Digital Media Services (VDMS) offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to our customers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the Internet.

We have invested in converging technologies and services involving content delivery networks, video streaming and related consumer hardware to leverage new content models. We have also begun using Multimedia Broadcast Multicast Service (MBMS) technology to develop our LTE

Multicast service. MBMS has the potential to enhance the efficiency of our networks and provide our customers with access to high-quality live streaming video content.

Global Network and Technology
Our global network architecture is used by both Consumer and Business. Our network technology platforms include both wireless and wireline technologies.

Network Evolution
We are evolving the architecture of our networks to a next-generation multi-use platform, providing improved efficiency and virtualization, increased automation and opportunities for edge computing services that will support both our fiber-based and radio access network technologies. We call this the Intelligent Edge Network. We expect that this new architecture will simplify operations by eliminating legacy network elements, improve our fourth-generation (4G) Long-Term Evolution (LTE) wireless coverage, speed the deployment of fifth-generation (5G) wireless technology, and create new opportunities in the business market.

5G Deployment
Over the past several years, we have been leading the development of 5G wireless technology industry standards and the ecosystems for fixed and mobile 5G wireless services. In late 2015, we launched the Verizon 5G Technology Forum with key industry partners to develop 5G requirements and standards and conduct testing to accelerate the introduction of 5G technology. We expect that 5G technology will provide higher throughput and lower latency than the current 4G LTE technology and enable our networks to handle more traffic as the number of Internet-connected devices grows. During 2018, we commercially launched 5G Home on proprietary standards in four U.S. markets: Sacramento, Los Angeles, Houston and Indianapolis. We are the first company to bring 5G broadband Internet service to consumers, and we expect to expand coverage as we transition to global standards in 2019.

4G LTE
Our primary wireless network technology platform is 4G LTE, which provides higher data throughput performance for data services at a lower cost compared to that offered by 3G technology. We have the largest 4G LTE network of any wireless service provider in the U.S., with licensed and operational coverage in all of the 100 most populous U.S. Metropolitan areas. Our 4G LTE network is available to over 99% of the U.S. population in more than 500 markets covering approximately 328 million people as of December 31, 2018, including those in areas served by our LTE in Rural America partners. Under this program, we have collaborated with wireless carriers in rural areas to build and operate a 4G LTE network using each carrier’s network assets and our core 4G LTE equipment and 700 MHz C Block and Advanced Wireless Services (AWS) spectrum.

Wireless Network Reliability and Build-Out
We consider the reliability, coverage and speed of our wireless network as key factors for our continued success. We believe that steady and consistent network and platform investments provide the foundation for innovative products and services. As we design and deploy our network, we focus on the number of successful data sessions the network enables, delivering on our advertised throughput speeds, and the number of calls that are connected on the first attempt and completed without being dropped. We utilize three strategies to maintain the quality of our network: increasing the density of our network elements, deploying new technologies as they are developed and putting additional wireless spectrum into service. We choose among these strategies based on the circumstances present at different times in each of our service areas.

We have been densifying our 4G LTE network by utilizing small cell technology, in-building solutions and distributed antenna systems. Network densification not only enables us to add capacity to address increasing mobile video consumption and the growing demand for IoT products and services, but it also positions us for the deployment of 5G technology. We are also utilizing existing network capabilities to handle increased traffic without interrupting the quality of the customer experience. We continue to deploy advanced technologies to increase both network capacity and data rates.

In order to build and upgrade our existing 4G LTE network and deploy our 5G network, we must complete a variety of steps, which can include securing rights to a large number of sites as well as obtaining zoning and other governmental approvals and fiber facilities, for our macro and small cells, in-building systems and antennas and related radio equipment that comprise distributed antenna systems. We have relationships with a wide variety of vendors that supply various products and services that support our wireless network operations. We utilize tower site management firms as lessors or managers of a portion of our existing leased and owned tower sites.

Our networks include various elements of redundancy designed to enhance the reliability of the services provided to our customers. To mitigate the impact of power disruptions on our operations, we have battery backup at every switch and every macro cell. We also utilize backup generators at a majority of our macro cells and at every switch location. In addition, we have a fleet of portable backup generators that can be deployed if needed. We further enhance reliability by using a fully redundant Multiprotocol Label Switching backbone network in critical locations.

In addition to our own network coverage, we have roaming agreements with a number of wireless service providers to enable our customers to receive wireless service in nearly all other areas in the U.S. where wireless service is available. We also offer a variety of international wireless voice and data services to our customers through roaming arrangements with wireless service providers outside the U.S.

Fios
Residential broadband service has seen significant growth in bandwidth demand over the past several years, and we believe that demand will continue to grow. We expect the continued emergence of new video services, new data applications and the proliferation of IP devices in the home will continue to drive new network requirements for increased data speeds and throughput. We believe that the Passive Optical Network (PON) technology underpinning Fios positions us well to meet these demands in a cost-effective and efficient manner.

While deployed initially as a consumer broadband network, our PON infrastructure is also experiencing more widespread application in the Business segment, especially as businesses increasingly migrate to Ethernet-based access services.

Global IP
Verizon owns and operates one of the largest global fiber-optic networks in the world, providing connectivity to Business customers in more than 150 countries. Our global IP network includes long-haul, metro and submarine assets that span over 1 million route miles and enable and support international operations.

Global business is rapidly evolving to an "everything-as-a-service" model in which Business customers seek cloud-based, converged enterprise solutions delivered securely via managed and professional services. We are continuing to deploy packet optical transport technology in order to create a global network platform to meet this demand.

Spectrum
The spectrum licenses we hold can be used for mobile wireless voice, video and data communications services. We are licensed by the Federal Communications Commission (FCC) to provide these wireless services on portions of the 800 Megahertz (MHz) band, also known as cellular spectrum, the 1800-1900 MHz band, also known as Personal Communication Services (PCS) spectrum, portions of the 700 MHz upper C band and AWS 1 and 3 spectrum in the 1700 and 2100 MHz bands, in areas that, collectively, cover nearly all of the population of the U.S. This spectrum is collectively called low and mid-band spectrum. We are using our low and mid-band spectrum to provide both 3G and 4G LTE wireless services. However, we are increasingly reallocating spectrum previously used for 3G service to provide 4G LTE service.

In addition to our low and mid-band spectrum, we have spectrum licenses in the 28 and 39 Gigahertz (GHz) band, collectively called millimeter-wave spectrum. This spectrum is being used for our 5G technology deployment. We anticipate that we will need additional spectrum to meet future demand. This increasing demand is driven by growth in customer connections and the increased usage of wireless broadband services that use more bandwidth and require faster rates of speed, as well as the wider deployment of 5G mobile and fixed services. We can meet our future 4G and 5G spectrum needs by acquiring licenses or leasing spectrum from other licensees, or by acquiring new spectrum licenses from the FCC, if and when future FCC spectrum auctions occur.

From time to time we have exchanged spectrum licenses with other wireless service providers through secondary market swap transactions. We expect to continue to pursue similar opportunities to trade spectrum licenses in order to meet capacity and expansion needs in the future. In certain cases, we have entered into intra-market spectrum swaps designed to increase the amount of contiguous spectrum within frequency bands in a specific market. Contiguous spectrum improves network performance and efficiency. These swaps, as well as any spectrum purchases, require us to obtain governmental approvals.

Information regarding spectrum license transactions is included in Note 3 to the consolidated financial statements of Verizon Communications Inc. and Subsidiaries filed herewith.

Strategic Transactions
During March 2015, we completed a transaction with American Tower Corporation (American Tower) pursuant to which American Tower acquired the exclusive rights to lease and operate approximately 11,300 of our wireless towers and corresponding ground leases for an upfront payment of $5.0 billion. We have subleased capacity on the towers from American Tower for a minimum of 10 years at current market rates, with options to renew. Under the terms of the lease agreements, American Tower has exclusive rights to lease and operate towers over an average term of approximately 28 years. As the leases expire, American Tower has fixed-price purchase options to acquire these towers based on their anticipated fair market values at the end of the lease terms. As part of this transaction, we also sold 162 towers for $0.1 billion.

In April 2016, we completed the sale (Access Line Sale) of our local exchange business and related landline activities in California, Florida and Texas, including Fios Internet and video customers, switched and special access lines and high-speed Internet service and long distance voice accounts in these three states to Frontier Communications Corporation (Frontier) for approximately $10.5 billion (approximately $7.3 billion net of income taxes), subject to certain adjustments and including the assumption of $0.6 billion of indebtedness from Verizon by Frontier. The transaction included the acquisition by Frontier of the equity interests of Verizon’s incumbent local exchange carriers (ILECs) in California, Florida and Texas.

The transaction resulted in Frontier acquiring approximately 3.3 million voice connections, 1.6 million Fios Internet subscribers, 1.2 million Fios video subscribers and the related ILEC businesses from Verizon. Approximately 9,300 Verizon employees who served customers in California, Florida and Texas continued employment with Frontier.

In December 2016, we entered into a definitive agreement, which was subsequently amended in March 2017, with Equinix, Inc. (Equinix) pursuant to which we agreed to sell 23 customer-facing data center sites in the U.S. and Latin America for approximately $3.6 billion, subject to certain adjustments (Data Center Sale). The transaction closed in May 2017.

In February 2016, we entered into a purchase agreement to acquire XO Holdings' wireline business (XO), which owned and operated one of the largest fiber-based IP and Ethernet networks in the U.S. Concurrently, we entered into a separate agreement to utilize certain wireless spectrum from a wholly-owned subsidiary of XO Holdings, NextLink, that held XO's millimeter-wave wireless spectrum. The agreement included an option, subject to certain conditions, to acquire NextLink. In February 2017, we completed our acquisition of XO for total cash consideration of approximately $1.5 billion, of which $0.1 billion was paid in 2015.

In April 2017, we exercised our option to buy NextLink for approximately $0.5 billion, subject to certain adjustments, of which $0.3 billion was prepaid in the first quarter of 2017. The transaction closed in January 2018. The acquisition of NextLink was accounted for as an asset acquisition, as substantially all of the value related to the acquired spectrum. Upon closing, we recorded approximately $0.7 billion of wireless licenses, $0.1 billion of a deferred tax liability and $0.1 billion of other liabilities.

In August 2017, we entered into a definitive agreement to purchase certain fiber-optic network assets in the Chicago market from WideOpenWest, Inc. (WOW!), a leading provider of communications services. The transaction closed in December 2017. In addition, the parties entered into a separate agreement pursuant to which WOW! will complete the build-out of the network assets in 2019. The total cash consideration for the transactions is approximately $0.3 billion, of which $0.2 billion was paid in December 2017.

In 2017, we entered into a transaction to acquire Straight Path Communications Inc., which held certain millimeter-wave spectrum licenses. The transaction closed in February 2018 and we are using the spectrum acquired for our 5G technology deployment.

Additional information regarding these strategic transactions is included in this report in Note 3 to the consolidated financial statements of Verizon Communications Inc. and Subsidiaries.

Patents, Trademarks and Licenses
We own or have licenses to various patents, copyrights, trademarks, domain names and other intellectual property rights necessary to conduct our business. We actively pursue the filing and registration of patents, copyrights, domain names, trademarks and service marks to protect our intellectual property rights within the United States and abroad. We also actively grant licenses, in exchange for appropriate fees or other consideration and subject to appropriate safeguards and restrictions, to other companies that enable them to utilize certain of our intellectual property rights and proprietary technology as part of their products and services. Such licenses enable the licensees to take advantage of the results of Verizon’s research and development efforts. While these licenses result in valuable consideration for Verizon, we do not believe that the loss of such consideration, or the expiration of any of our intellectual property rights, would have a material effect on our results of operations.

We periodically receive offers from third parties to purchase or obtain licenses for patents and other intellectual property rights in exchange for royalties or other payments. We also periodically receive notices alleging that our products or services infringe on third-party patents or other intellectual property rights. These claims, whether against us directly or against third-party suppliers of products or services that we sell to our customers, if successful, could require us to pay damages or royalties, or cease offering the relevant products or services.

Acquisitions and Divestitures
Information about our acquisitions and divestitures is included in Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Acquisitions and Divestitures" and in Note 3 to the consolidated financial statements of Verizon Communications Inc. and subsidiaries filed herewith.

Regulatory and Competitive Trends
Regulatory and Competitive Landscape
Verizon operates in a regulated and highly competitive market. Current and potential competitors include other voice and data service providers, such as other wireless companies, traditional telephone companies, cable companies, Internet service providers, software and application providers, and other non-traditional competitors. Many of these companies have strong market presence, brand recognition and existing customer relationships, all of which contribute to intensifying competition that may affect our future revenue growth. Some of our competitors also are subject to fewer regulatory constraints than Verizon. For many services offered by Verizon, the FCC is our primary regulator. The FCC has jurisdiction over interstate telecommunications services and other matters under the Communications Act of 1934, as amended (Communications Act or Act). Other Verizon services are subject to state and local regulation.

Federal Regulation
Wireless Services
The FCC regulates several aspects of our wireless operations. Generally, the FCC has jurisdiction over the construction, operation, acquisition and transfer of wireless communications systems. All wireless services require use of radio frequency spectrum, the assignment and distribution of which is subject to FCC oversight. Verizon anticipates that it will need additional spectrum to meet future demand. We can meet our needs for licensed spectrum by purchasing licenses or leasing spectrum from others, or by participating in a competitive bidding process to acquire new spectrum from the FCC. Those processes are subject to certain reviews, approvals and potential conditions.

Today, Verizon holds FCC spectrum licenses that allow it to provide a wide range of mobile and fixed communications services, including both voice and data services. FCC spectrum licenses typically have a term of 10 years, at which time they are subject to renewal. While the FCC has routinely renewed all of Verizon’s wireless licenses, challenges could be raised in the future. If a wireless license was revoked or not renewed, Verizon would not be permitted to provide services on the spectrum covered by that license. Some of our licenses require us to comply with so-called "open access" FCC regulations, which generally require licensees of particular spectrum to allow customers to use devices and applications of their choice, subject to certain technical limitations. The FCC has also imposed certain specific mandates on wireless carriers, including construction and geographic coverage requirements, technical operating standards, provision of enhanced 911 services, roaming obligations and requirements for wireless tower and antenna facilities.

Broadband
Verizon offers many different broadband services. Traditionally, the FCC recognized broadband Internet access services as "information services" subject to a "light touch" regulatory approach rather than to the traditional, utilities-style regulations. In 2015, the FCC declared that broadband Internet access services are "telecommunications services" subject to common carriage regulation under Title II of the Communications Act. In December 2017, the FCC adopted an order reversing the 2015 Title II Order to return to "light touch" regulation of broadband Internet access services. This order is currently being challenged in the courts. Regardless of regulation, Verizon remains committed to the open Internet, which provides consumers with competitive choices and unblocked access to lawful websites and content, and our commitment to our customers can be found on our website at http://responsibility.verizon.com/broadband-commitment.

Wireline Voice
Verizon offers many different wireline voice services, including traditional telephone service and other services that rely on technologies such as VoIP. For regulatory purposes, legacy telephone services are generally considered to be "common carrier" services. Common carrier services are subject to heightened regulatory oversight with respect to rates, terms and conditions and other aspects of the services. The FCC has not decided the regulatory classification of VoIP but has said VoIP service providers must comply with certain rules, such as 911 capabilities and law enforcement assistance requirements.

Video
Verizon offers a multichannel video service that is regulated like traditional cable service. The FCC has a body of rules that apply to cable operators, and these rules also generally apply to Verizon. In areas where Verizon offers its facilities-based multichannel video services, Verizon has typically been required to obtain a franchise from local authorities.

Privacy and Data Security
We are subject to federal, state and international laws and regulations relating to privacy and data security that impact all parts of our business, including wireline, wireless, broadband and the development and roll out of new products, such as those in the media and IoT space. At the federal level, our voice business is subject to the FCC's privacy requirements. Oversight of broadband Internet access privacy and data security, which had shifted from the Federal Trade Commission (FTC) to the FCC following the FCC's adoption of its 2015 Title II Order, returned to the FTC as a result of the FCC's repeal of the 2015 Title II Order. Generally, attention to privacy and data security requirements is increasing at both the state and federal level, and several privacy-related bills have been introduced or are under considerations at each level. In addition, a new data protection regulation went into effect in Europe in May 2018 that includes significant penalties for non-compliance, and a new privacy law is scheduled to take effect in California in 2020. These laws could have a significant impact on certain of our businesses.

Public Safety and Cybersecurity
The FCC has played a role in addressing public safety concerns by regulating emergency communications services and mandating widespread availability of both media (broadcast/cable) and wireless emergency alerting services. In response to cyber attacks that have occurred or could occur in the future, however, the FCC or other regulators may attempt to increase regulation of the cybersecurity practices of providers.

Intercarrier Compensation and Network Access
The FCC regulates some of the rates that carriers pay each other for the exchange of voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some voice services. The FCC also regulates some of the rates and terms and conditions for certain wireline "business data services" and other services and network facilities. Verizon is both a seller and a buyer of these services, and both makes and receives interconnection payments. In April 2017, the FCC issued an order, which is currently under appeal, that revised the regulatory structure for business data services, eliminating tariffing obligations and ex ante price regulations in markets the FCC determined to be competitive. The FCC has focused in recent years on whether changes in the rates, terms and conditions for both the exchange of traffic and for business data services may be appropriate.

State Regulation and Local Regulation
Wireless Services
The Act generally preempts regulation by state and local governments of the entry of, or the rates charged by, wireless carriers. The Act does not prohibit states from regulating the other "terms and conditions" of wireless service. For example, some states attempt to regulate wireless customer billing matters and impose reporting requirements. Several states also have laws or regulations that address safety issues (e.g., use of wireless handsets while driving) and taxation matters. In addition, wireless tower and antenna facilities are often subject to state and local zoning and land use regulation, and securing approvals for new or modified facilities is often a lengthy and expensive process.

Wireline Services
State public utility commissions regulate Verizon’s telephone operations with respect to certain telecommunications intrastate matters. Verizon operates as an "incumbent local exchange carrier" in nine states and the District of Columbia. These incumbent operations are subject to various levels of pricing flexibility and other state oversight and requirements. Verizon also has other wireline operations that are more lightly regulated. In addition, as a video services operator in many states, Verizon has been required to obtain a cable franchise from local government entities, or in some cases a state-wide franchise, and comply with certain one-time and ongoing obligations as a result.

Environmental Matters
We have established reserves to cover environmental matters relating to discontinued businesses and past telecommunications activities. These reserves include funds to address contamination at the site of a former Sylvania facility in Hicksville, NY, which had processed nuclear fuel rods in the 1950s and 1960s. In September 2005, the Army Corps of Engineers (ACE) accepted the site into its Formerly Utilized Sites Remedial Action Program. As a result, ACE has taken primary responsibility for addressing the contamination at the site. An adjustment to the reserves may be made after a cost allocation is conducted with respect to the past and future expenses of all of the parties. Adjustments to the environmental reserve may also be made based upon the actual conditions found at other sites requiring remediation.

Executive Officers
See Part III, Item 10. "Directors, Executive Officers and Corporate Governance" of Verizon's 2018 Annual Report on Form 10-K for information about our executive officers.

Employees
As of December 31, 2018, Verizon and its subsidiaries had approximately 144,500 employees. Labor unions represent approximately 23% of our employees.

Information on Our Internet Website
We make available, free of charge on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports at http://www.verizon.com/about/investors as soon as reasonably practicable after such reports are electronically filed with the Securities and Exchange Commission (SEC).

Website references in this report are provided as a convenience and do not constitute, and should not be viewed as, incorporation by reference of the information contained on, or available through, the websites. Therefore, such information should not be considered part of this report.

Item 2. Properties
Our principal properties do not lend themselves to simple description by character and location. Our total gross investment in property, plant and equipment was approximately $253 billion at December 31, 2018 and $246 billion at December 31, 2017, including the effect of retirements, but before deducting accumulated depreciation. Our gross investment in property, plant and equipment consisted of the following:

At December 31,	2018	2017
Network equipment	78.0%	78.3%
Land, buildings and building equipment	12.4%	12.1%
Furniture and other	9.6%	9.6%
	100.0%	100.0%
Network equipment consists primarily of cable (aerial, buried, underground or undersea) and the related support structures of poles and conduit, wireless plant, switching equipment, network software, transmission equipment and related facilities. Land, buildings and building equipment consists of land and land improvements, central office buildings or any other buildings that house network equipment, and buildings that are used for administrative and other purposes. Substantially all the switching centers are located on land and in buildings we own due to their critical role in the networks and high set-up and relocation costs. We also maintain facilities throughout the U.S. comprised of administrative and sales offices, customer care centers, retail sales locations, garage work centers, switching centers, cell sites and data centers. Furniture and other consists of telephone equipment, furniture, data processing equipment, office equipment, motor vehicles, plant under construction and leasehold improvements.